Exhibit 99.1

JCPENNEY REPORTS FIRST QUARTER RESULTS

Management Raises Earnings Guidance for Fiscal 2010

First Quarter Highlights

•	Earnings per share increased 127 percent to $0.25
•	Comparable store sales increased 1.3%
•	Gross margin rate improved by 90 basis points
•	Opened 38 Sephora inside JCPenney stores bringing total to 193

PLANO, Texas, May 14, 2010-- J. C. Penney Company, Inc. (NYSE: JCP) reported fiscal first quarter results that were better than initial expectations and showed further improvement in operating income margin.  Earnings per share for the quarter ended May 1, 2010, were $0.25 compared to $0.11 per share in last year’s first quarter.  Net income for this year’s first quarter increased 140 percent to $60 million versus $25 million last year.

“The first quarter marked a solid start to the year for JCPenney as customers responded well to the steps we have taken to reinforce our style authority with fashion sensibility, head-to-toe looks and promotions that made what we had to offer highly affordable for America’s families.  At the same time, the disciplined approach to managing our business allowed us to deliver strong gross margins, even as we work to increase our top line,” said Myron E. (Mike) Ullman, III, chairman and chief executive officer of JCPenney.

“We know that our customers remain concerned about their budgets, however they respond well to merchandise that’s new and trend-right at compelling prices.  Our assortments are strong for the upcoming key appointment shopping periods, including Back-to-School.  We will also launch Liz Claiborne® in almost 30 merchandise categories and MNG by Mango® -- both exclusive to JCPenney -- for the fall.  Taken together, the balance of 2010 will be an exciting time for JCPenney as we focus on expanding our market share and delivering long-term growth.”

Operating Performance

Total sales in the first quarter increased 1.2 percent compared to last year, while comparable store sales increased 1.3 percent.  Six of the seven merchandise divisions had sales gains compared with last year’s first quarter, with the strongest merchandise results in men’s, shoes and handbags, and children’s.  Geographically, the best performance was in the southeast region of the country.  Internet sales through www.jcp.com increased approximately 1 percent versus last year.

For the quarter, gross margin increased 90 basis points to 41.4 percent of sales.  SG&A expenses for the quarter increased by $34 million versus last year, primarily due to new store openings and minimum wage increases that have occurred since the first quarter of 2009.  Total qualified pension plan expense was $55 million compared to $81 million in last year’s first quarter.  As a percent of sales, total operating expenses were 37.5 percent in the first quarter, an improvement of 30 basis points compared with last year’s first quarter.

Operating income for the first quarter improved 46.2 percent to $155 million or 3.9 percent of sales.  Excluding the impact of the non-cash qualified pension plan expense from both the current and last year’s first quarter, operating income increased 12.3 percent to $210 million, or 5.3 percent of sales, and adjusted earnings per share were $0.40 versus $0.34 last year.  Reconciliations of non-GAAP adjusted operating income and adjusted earnings per share excluding qualified pension expense are included in this release.

Interest expense for the quarter was $59 million, and the effective tax rate was 37.5 percent.

Cash Flow and Financial Condition

The Company continues to maintain a strong financial position, with the flexibility to support long-term growth initiatives and invest in inventory to drive higher sales growth.  As of the end of the first quarter, the Company had cash and short-term investments of $2.4 billion, an increase of $240 million over the same period last year, and long-term debt of $3 billion.  In March 2010 the Company retired $393 million of maturing long-term debt from existing cash balances.

Capital expenditures for the first quarter were $116 million, in line with expectations.  Merchandise inventories ended the first quarter at $3.2 billion, or slightly below last year’s first quarter.

Store Renovations and Closings

During the first quarter, JCPenney opened two new stores and separately closed one store bringing the total number of stores to 1,109.  The Company also added the highly successful Sephora inside JCPenney concept to 37 existing stores and one new store location bringing the total number of SiJCP locations to 193.

2010 Second Quarter and Full Year Guidance

Management’s 2010 second quarter guidance is as follows:
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•	Comparable store sales: expected to increase 2.5 to 3.0 percent.
•	Total sales: expected to increase approximately 50 basis points less than comparable store sales.
•	Gross margin rate: modest improvement versus last year’s second quarter.
•	SG&A expenses: expected dollar increase of approximately 4.5 percent.
•	Depreciation and amortization: approximately $123 million.
•	Operating income: expected to improve versus last year as a result of higher sales volume and lower non-cash pension expense.
•	Operating income margin: as a percent of sales, operating income is expected to increase due to gross margin improvement and lower non-cash pension expense partially offset by higher SG&A.
•	Interest expense: approximately $56 million.
•	Income tax rate: approximately 38 percent.
•	Average shares for EPS calculation: approximately 238 million common shares.
•	Earnings per share: expected to be in the range of $0.10 to $0.13 per share.

Management’s updated full-year 2010 guidance is as follows:

•	Earnings per share: expected to be approximately $1.64 per share.

Conference Call/Webcast Details

Management will host a live conference call and real-time webcast today, May 14, 2010, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen only mode.  To access the conference call, please dial (877) 407-0778 or (201) 689-8565 and reference the JCPenney Quarterly Earnings Conference Call.  The telephone playback will be available for seven days beginning approximately two hours after the conclusion of the call by dialing (877) 660-6853, account code 286, and conference ID number 328511.  The live webcast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.InvestorCalendar.com and www.streetevents.com (for members).  Replays of the webcast will be available for up to 90 days after the event.

For further information:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Teneka Ray;  (972)  431-5026; tray4@jcpenney.com

Media Relations
Darcie Brossart or Kristin Hays; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,109 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $17.6 billion in 2009 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC. SUMMARY OF OPERATING RESULTS (Unaudited) (Amounts in millions except per share data)

	Three Months Ended
	May 1,	May 2,	% Inc.
	2010	2009	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$ 3,929	$ 3,884	1.2%
Gross margin	1,630	1,574	3.6%
Operating expenses:
Selling, general and administrative (SG&A)	1,289	1,255	2.7%
Qualified pension plan expense	55	81	(32.1)%
Supplemental pension plans expense	9	9	0.0%
Total pension expense	64	90	(28.9)%
Depreciation and amortization	125	120	4.2%
Pre-opening	3	9	(66.7)%
Real estate and other (income)	(6)	(6)	0.0%
Total operating expenses	1,475	1,468	0.5%
Operating income	155	106	46.2%
Net interest expense	59	63	(6.3)%

Income before income taxes	96	43	123.3%
Income tax expense	36	18	100.0%
Net income	$ 60	$ 25	140.0%

Earnings per share - diluted	$ 0.25	$ 0.11	127.3%

FINANCIAL DATA:
Comparable store sales increase/(decrease)	1.3%	(7.5)%

Ratios as a % of sales:
Gross margin	41.4%	40.5%
SG&A expenses	32.8%	32.3%
Total operating expenses	37.5%	37.8%
Operating income	3.9%	2.7%
Effective income tax rate	37.5%	41.9%

COMMON SHARES DATA:
Outstanding shares at end of period	236.3	222.4
Average shares outstanding (basic shares)	236.2	222.3
Average shares used for diluted EPS	237.6	222.7

J. C. PENNEY COMPANY, INC. SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS (Unaudited) (Amounts in millions)
	May 1,	May 2,
SUMMARY BALANCE SHEETS:	2010	2009
Cash in banks and in transit	$ 220	$ 220
Cash short-term investments	2,158	1,918
Cash and cash equivalents	2,378	2,138
Merchandise inventory	3,214	3,237
Income taxes receivable	357	320
Prepaid expenses and other	199	234
Property and equipment, net	5,307	5,335
Other assets	626	481
Total assets	$ 12,081	$ 11,745

Merchandise accounts payable	$ 1,303	$ 1,102
Other accounts payable and accrued expenses	1,350	1,340
Current maturities of long-term debt	-	506
Long-term debt	2,999	2,999
Long-term deferred taxes	833	608
Other liabilities	726	994
Total liabilities	7,211	7,549
Stockholders' equity	4,870	4,196
Total liabilities and stockholders' equity	$ 12,081	$ 11,745

	Three Months Ended
	May 1,	May 2,
SUMMARY STATEMENTS OF CASH FLOWS:	2010	2009
Net cash (used in)/provided by:
Total operating activities	$ (85)	$ 66
Investing activities:
Capital expenditures	(116)	(156)
Proceeds from sale of assets	4	-
Total investing activities	(112)	(156)
Financing activities:
Change in debt	(393)	-
Financing costs	-	(30)
Change in stock	4	(2)
Dividends paid	(47)	(89)
Total financing activities	(436)	(121)
Cash (paid) for discontinued operations	-	(3)
Net (decrease) in cash and cash equivalents	(633)	(214)
Cash and cash equivalents at beginning of period	3,011	2,352
Cash and cash equivalents at end of period	$ 2,378	$ 2,138

J. C. PENNEY COMPANY, INC. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited) (Amounts in millions)

ADJUSTED OPERATING INCOME EXCLUDING QUALIFIED PENSION
The following table reconciles operating income, the most directly comparable GAAP measure, to operating income excluding the impact of the qualified pension plan, a non-GAAP financial measure:

	Three Months Ended
	May 1,	May 2,	% Inc.
	2010	2009	(Dec.)
Operating income	$ 155	$ 106	46.2%
As a percent of sales	3.9%	2.7%
Add: Qualified pension plan expense	55	81
Operating income excluding qualified pension plan (non-GAAP)	$ 210	$ 187	12.3%
As a percent of sales	5.3%	4.8%

ADJUSTED NET INCOME EXCLUDING QUALIFIED PENSION
The following table reconciles net income, the most directly comparable GAAP measure, to adjusted net income, which excludes the impact of the qualified pension plan, a non-GAAP financial measure:

	Three Months Ended
	May 1,	May 2,	% Inc.
	2010	2009	(Dec.)
Net income	$ 60	$ 25	140.0%
Earnings per share - diluted	$ 0.25	$ 0.11	127.3%
Add: Qualified pension plan expense net of tax of $21 and $31	34	50
Adjusted net income (non-GAAP)	$ 94	$ 75	25.3%
Adjusted earnings per share - diluted (non-GAAP)	$ 0.40	$ 0.34	17.6%

FREE CASH FLOW
The following table reconciles net cash flow from operating activites, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	Three Months Ended
	May 1,	May 2,
	2010	2009
Net cash (used in)/provided by operating activities	$ (85)	$ 66
Less:
Capital expenditures	(116)	(156)
Proceeds from sale of assets	4	-
Dividends paid	(47)	(89)
Free cash flow (non-GAAP)	$ (244)	$ (179)

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